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Exhibit 10.30

EXHIBIT A

IDEC PHARMACEUTICALS CORPORATION

STOCK OPTION AGREEMENT

RECITALS

        A.    The Board of Directors of the Company has adopted the Company's 1988 Stock Option Plan, as amended (the "Plan"), for the purpose of attracting and retaining the services of selected key employees (including officers and directors) who contribute to the financial success of the Company or its parent or subsidiary corporations.

        B.    Optionee is an individual who is to render valuable services to the Company or its parent or subsidiary corporations, and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company's grant of a stock option to Optionee.

        NOW, THEREFORE, it is hereby agreed as follows:

        1.    Grant of Option.    Subject to and upon the terms and conditions set forth in this Agreement, the Company hereby grants to Optionee, as of the grant date (the "Grant Date") specified in the accompanying Notice of Grant of Stock Option (the "Grant Notice"), a stock option to purchase up to that number of shares of the Company's Common Stock (the "Optioned Shares") as is specified in the Grant Notice. The Optioned Shares shall be purchasable from time to time during the option term at the option price per share (the "Option Price") specified in the Grant Notice.

        2.    Option Term.    This option shall have a maximum term of ten (10) years measured from the Grant Date and shall accordingly expire at the close of business on the expiration date (the "Expiration Date") specified in the Grant Notice, unless sooner terminated in accordance with Paragraph 5 or 6.

        3.    Limited Transferability.    This option (together with the limited stock appreciation right pertaining to this option) shall be neither transferable nor assignable by Optionee other than a transfer of the option effected by will or the laws of inheritance distribution following the Optionee's death and may be exercised, during Optionee's lifetime, only by Optionee. However, if this option is designated as a Non-statutory Option in the Grant Notice, then this option may, in connection with the Optionee's estate plan, be assigned in whole or in part during the Optionee's lifetime to one or more members of the Optionee's immediate family or to a trust established exclusively for one or more such family members. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the stock option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the stock option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

        4.    Dates of Exercise.    This option shall become exercisable for the Optioned Shares in one or more installments in accordance with the exercise schedule set forth in the Grant Notice. As the option becomes exercisable for one or more installments, those installments shall accumulate, and the option shall remain exercisable for such installments until the Expiration Date or sooner termination of the option term under Paragraph 5 or Paragraph 6 of this Agreement.

        5.    Cessation of Service.    The option term specified in Paragraph 2 shall terminate (and this option shall cease to be exercisable) prior to the Expiration Date should one of the following provisions become applicable:

            (i)  Except as otherwise provided in subparagraphs (ii) or (iii) below, should Optionee cease to remain in Service at any time during the option term, then the period for exercising this option shall be reduced to a three (3)-month period commencing with the date of such cessation of Service, but in no event shall this option be exercisable at any time after the Expiration Date.

  Upon the expiration of such three (3)-month period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding.

          (ii)  Should Optionee die while in Service or during the three (3)-month period following Optionee's cessation of Service, then the personal representative of the Optionee's estate or the person or persons to whom the option is transferred by will or the laws of inheritance following Optionee's death or to whom the option is transferred during Optionee's lifetime pursuant to a permitted transfer under Paragraph 3 shall have the right to exercise this option. Such right shall lapse, and this option shall cease to remain exercisable, upon the earlier of (A) the expiration of the thirty-six (36)-month period measured from the date of Optionee's death or (B) the Expiration Date. Upon the expiration of such thirty-six (36)-month period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding.

          (iii)  Should Optionee become permanently disabled and cease by reason thereof to remain in Service at any time during the option term, then the period for exercising this option shall be reduced to a thirty-six (36)-month period commencing with the date of such cessation of Service. In no event, however, shall this option be exercisable at any time after the Expiration Date. Optionee shall be deemed to be permanently disabled if Optionee is unable to engage in any substantial gainful activity by reason of any medically-determinable physicalor mental impairment expected to result in death or otherwise to continue for a period of not less than twelve (12) months. Upon the expiration of such limited period of exercisability or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding.

          (iv)  During the limited period of post-Service exercisability applicable under subparagraph (i), (ii) or (iii) above, this option may not be exercised in the aggregate for more than the number of Optioned Shares for which this option is, at the time of Optionee's cessation of Service, exercisable in accordance with the normal exercise provisions specified in the Grant Notice or the special acceleration provision of Paragraph 6 of this Agreement. However, upon the Optionee's cessation of Service, this option shall immediately terminate and cease to be outstanding with respect to any Optioned Shares for which such option is not otherwise at that time exercisable.

          (v)  For purposes of this Agreement, the Optionee shall be deemed to remain in Service for as long as the Optionee continues to render periodic services to the Company or any Parent or Subsidiary corporation, whether as an Employee, a non-employee member of the Board of Directors, or an independent contractor or consultant. In applying the provisions of this Agreement, the Optionee shall be deemed to be an Employee and to continue in the Company's employ for so long as the Optionee remains in the employ of the Company or one or more of its Parent or Subsidiary corporations, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

          (vi)  In applying the provisions of this Agreement, a corporation shall be considered to be a Subsidiary if it is a member of an unbroken chain of corporations beginning with the Company, provided each such corporation in the chain (other than the last corporation) owns, at the time of determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation shall be considered to be a Parent if it is a member of an unbroken chain ending with the Company, provided each such corporation in the chain (other than the Company) owns, at the time of determination, stock possessing fifty percent (50%) or more the total combined voting power of all classes of stock in one of the other corporations in such chain.

        6.    Corporate Transaction.

        A.    In the event of one or more of the following transactions (a "Corporate Transaction"):

            (i)  a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state of the Company's incorporation,

          (ii)  the sale, transfer or other disposition of all or substantially all of the assets of the Company in liquidation or distribution of the Company, or

          (iii)  any reverse merger in which the Company is the surviving entity but in which fifty percent (50%) or more of the Company's outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger, then the exercisability of this option (to the extent outstanding at that time) shall automatically accelerate so that such option shall, immediately prior to the specified effective date for the Corporate Transaction, become fully exercisable for all of the Optioned Shares and may be exercised for all or any portion of such shares. No such acceleration of this option, however, shall occur if and to the extent the option is, in connection with the Corporate Transaction, either to be assumed by the successor corporation or parent thereof or be replaced with a comparable option to purchase shares of the capital stock of the successor corporation or parent thereof. The determination of comparability shall be made by the Plan Administrator, and its determination shall be final, binding and conclusive.

        B.    This option, to the extent not previously exercised, shall terminate upon the consummation of the Corporate Transaction and cease to be exercisable, unless it is expressly assumed by the successor corporation or parent thereof.

        C.    The exercisability of this option as an incentive stock option under the Federal tax laws (if designated as such in the Grant Notice) shall, in connection with any such Corporate Transaction, be subject to the applicable dollar limitation of Paragraph 18.

        D.    This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

        7.    Adjustment in Optioned Shares.

        A.    In the event any change is made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, combination of shares, exchange of shares, or other change affecting the outstanding Common Stock as a class without receipt of consideration, appropriate adjustments shall be made to (I) the class and/or number of Optioned Shares subject to this option and (II) the Option Price payable per share in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

        B.    If this option is to be assumed or is otherwise to remain outstanding after a Corporate Transaction, then this option shall be appropriately adjusted to apply and pertain to the number and class of securities which would have been issuable to the Optionee in the consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction, and appropriate adjustments shall also be made to the Option Price payable per share, provided the aggregate Option Price payable hereunder shall remain the same.

        8.    Privilege of Stock Ownership.    The holder of this option shall not have any of the rights of a stockholder with respect to the Optioned Shares until such individual shall have exercised the option and paid the Option Price.

        9.    Manner of Exercising Option.

        A.    In order to exercise this option with respect to all or any part of the Optioned Shares for which this option is at the time exercisable, Optionee (or any other person or persons properly exercising this option) must take the following actions:

            (i)  Execute and deliver to the Manager of Stock Administration a notice of exercise, either in writing or electronic format (the "Exercise Notice"), in substantially the form of Exhibit I attached hereto, in which there is specified the number of Optioned Shares for which the option is exercised.

          (ii)  Pay the aggregate Option Price for the purchased shares in one or more of the following alternative forms:

            1.    payment in cash or check payable to the Company; or

            2.    payment in shares of Common Stock of the Company held by the Optionee for the requisite period necessary to avoid a charge to the Company's reported earnings and valued at Fair Market Value on the Exercise Date (as such terms are defined below); or

            3.    payment through a special sale and remittance procedure pursuant to which the Optionee is to provide irrevocable instructions (I) to a designated brokerage firm to (A) effect the immediate sale of the purchased shares and (B) remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Option Price payable for the purchased shares plus all applicable Federal and State income and employment taxes required to be withheld by the Company by reason of such purchase and (II) to the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction.

            4.    any other form which the Plan Administrator may, in its discretion, approve at the time of exercise in accordance with the provisions of Paragraph 14 of this Agreement.

          (iii)  Furnish to the Company appropriate documentation that the person or persons exercising the option (if other than Optionee) have the right to exercise this option.

        Except to the extent the sale and remittance procedure is utilized in connection with the exercise of the option, payment of the Option Price for the purchased shares of Common Stock must accompany the Exercise Notice delivered to the Company.

        B.    For purposes of this Agreement, the Exercise Date shall be the date on which the executed Exercise Notice shall have been delivered to the Company, and the Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with subparagraphs (i) and (ii) below:

            (i)  If the Common Stock is not at the time listed or admitted to trading on any stock exchange but is traded on the Nasdaq National Market System, the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers ton the Nasdaq National Market and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the closing selling price on the last preceding date for which such quotation exists shall be determinative of Fair Market Value.

          (ii)  If the Common Stock is on the date in question listed or admitted to trading on any national stock exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on such date on the stock exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange and published in The Wall Street Journal. If there is no reported sale of Common Stock on such exchange on the date in question, then the Fair Market Value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists.

        C.    As soon after the Exercise Date as practical, the Company shall mail or deliver to or on behalf of the Optionee (or any other person or persons exercising this option) a certificate or certificates representing the purchased shares, with the appropriate legends affixed thereto.

        D.    In no event may this option be exercised for any fractional shares.

        10.    Compliance with Laws and Regulations.

        A.    The exercise of this option and the issuance of the Optioned Shares upon such exercise shall be subject to compliance by the Company and the Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which shares of the Company's Common Stock may be listed at the time of such exercise and issuance.

        B.    In connection with the exercise of this option, Optionee shall execute and deliver to the Company such representations in writing as may be requested by the Company in order for it to comply with the applicable requirements of Federal and state securities laws.

        11.    Successors and Assigns.    Except to the extent otherwise provided in Paragraph 3 or 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Optionee and the successors and assigns of the Company.

        12.    Liability of Company.

        A.    If the Optioned Shares covered by this Agreement exceed, as of the Grant Date, the number of shares of Common Stock which may without stockholder approval be issued under the Plan, then this option shall be void with respect to such excess shares unless stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock issuable under the Plan is obtained in accordance with the provisions of Section XIII of the Plan.

        B.    The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Company of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Company, however, shall use its best efforts to obtain all such approvals.

        13.    Notices.    Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing or in electronic format and addressed to the Company in care of the Manager of Stock Administration at the Company's principal corporate offices. Any notice required to be given or delivered to Optionee shall be either in writing and addressed to Optionee at the address indicated below Optionee's signature line on the Grant Notice or in electronic format delivered to Optionee's e-mail address with the Company. All notices shall be deemed to have been given or delivered upon personal or electronic delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

        14.    Promissory Note.    The Plan Administrator may, in its absolute discretion and without any obligation to do so, allow the Optionee to pay the Option Price for the purchased shares of Common Stock hereunder (less the par value of those shares) by delivering a full-recourse promissory note bearing a market rate of interest and secured by the purchased shares and payable to the Company in one or more installments over a period of years. The remaining terms of any such promissory note shall be established by the Plan Administrator in its sole discretion. However, in no event shall any such promissory note be authorized if prohibited by Section 402 of the Sarbanes-Oxley Act of 2002.

        15.    At Will Employment or Service.    Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the Service of the Company (or any Parent or Subsidiary employing or retaining Optionee) for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any such Parent or Subsidiary) or the Optionee, which rights are hereby expressly reserved by each, to terminate the Optionee's Service at any time for any reason whatsoever, with or without cause.

        16.    Construction.    This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the express terms and provisions of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this option.

        17.    Governing Law.    The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State's conflict-of-laws rules.

        18.    Additional Terms Applicable to an Incentive Stock Option.    In the event this option is designated an incentive stock option in the Grant Notice, the following terms and conditions shall also apply to the grant:

        A.    This option shall cease to qualify for tax treatment as an incentive stock option under the Federal tax laws if (and to the extent) this option is exercised for one or more Optioned Shares: (i) more than three (3) months after the date the Optionee ceases to be an Employee for any reason other than death or permanent disability (as defined in Paragraph 5) or (ii) more than one (1) year after the date the Optionee ceases to be an Employee by reason of permanent disability.

        B.    No installment under this option (whether annual or monthly) shall qualify for tax treatment as an incentive stock option under the Federal tax laws if (and to the extent) the aggregate fair market value (determined at the Grant Date) of the Company's Common Stock for which such installment first becomes exercisable hereunder will, when added to the aggregate fair market value (determined as of the respective date or dates of grant) of the Company's Common Stock for which one or more other incentive stock options granted to the Optionee prior to the Grant Date (whether under the Plan or any other option plan of the Company or any Parent or Subsidiary corporation) first become exercisable during the same calendar year, exceed One Hundred Thousand Dollars ($100,000) in the aggregate. Should the number of shares of Common Stock for which this option first becomes exercisable in any calendar year exceed the applicable One Hundred Thousand Dollar ($100,000) limitation, the option may nevertheless be exercised for those excess shares in such calendar year as a non-statutory option.

        C.    Should the exercisability of this option be accelerated upon a Corporate Transaction in accordance with Paragraph 6, then this option shall qualify for favorable tax treatment as an incentive stock option under the Federal tax laws only to the extent the aggregate fair market value (determined at the Grant Date) of the Company's Common Stock for which this option first becomes exercisable in the calendar year in which the Corporate Transaction occurs does not, when added to the aggregate fair market value (determined as of the respective date or dates of grant) of the Company's Common Stock for which this option or one or more other incentive stock options granted to the Optionee prior to the Grant Date (whether under the Plan or any other option plan of the Company or any Parent or Subsidiary corporations) first become exercisable during the same calendar year, exceed One Hundred Thousand Dollars ($100,000) in the aggregate. Should the number of shares of Common Stock for which this option first becomes exercisable in the calendar year of such Corporate Transaction exceed the applicable One Hundred Thousand Dollar ($100,000) limitation, the option may nevertheless be exercised for those excess shares in such calendar year as a non-statutory option.

        D.    To the extent this option should fail to qualify as an incentive stock option under the Federal tax laws, the Optionee will recognize compensation income in connection with the acquisition of one or more Optioned Shares hereunder, and the Optionee must make appropriate arrangements for the satisfaction of all Federal, State or local income and employment tax withholding requirements applicable to such compensation income.

        19.    Additional Terms Applicable to a Non-Statutory Stock Option.    In the event this option is designated a non-statutory stock option in the Grant Notice, Optionee hereby agrees to make appropriate arrangements with the Company or parent or subsidiary corporation employing Optionee for the satisfaction of all Federal, State or local income and employment tax withholding requirements applicable to the exercise of this option.

        20.    Authorized Leave of Absence.    The following provisions shall apply upon the Optionee's commencement of an authorized leave of absence:

        A.    The Optionee shall, for purposes of the exercise schedule set forth in the Grant Notice, receive Service credit for the first thirty (30) days of such authorized leave or for the entire period of the leave if such leave is less than thirty (30) days.

        B.    If the authorized leave of absence exceeds thirty (30) days, then no further Service credit shall be given after the first thirty (30) days of such leave, and the exercise schedule in effect under the Grant Notice shall be frozen at the end of that thirty-day (30) period. Accordingly, this option shall not become exercisable for any additional installments of the Option Shares during the remainder of the Optionee's authorized leave.

        C.    Should Optionee resume active Employee status within one hundred twenty (120) days after the start date of the authorized leave, without any intervening break in Service, then Optionee shall, for purposes of the exercise schedule set forth in the Grant Notice, receive Service credit for the entire period of such leave. However, if Optionee does not resume active Employee status within such one hundred twenty (120)-day period or otherwise terminates Service during that period, then no Service credit shall be given for the period of such leave beyond the initial thirty (30) days of that leave.

        D.    If this option is designated as an Incentive Option in the Grant Notice, then the following additional provision shall apply:

            (i)  If the leave of absence continues for more than ninety (90) days, then this option shall automatically convert to a Non-Statutory Option at the end of the three (3)-month period measured from the later of (x) the ninety-first (91st) day of such leave or, if applicable, (ii) the first date the Optionee's reemployment rights are no longer guaranteed by statute or by written agreement. Following any such conversion of this option, all subsequent exercises of this option, whether effected before or after Optionee's return to active Employee status, shall result in an immediate taxable event, and the Corporation shall be required to collect from Optionee the income and employment withholding taxes applicable to such exercise.

        E.    In no event shall this option become exercisable for any additional Option Shares or otherwise remain outstanding if Optionee does not resume Employee status prior to the Expiration Date of the option term.

        21.    Limited Stock Appreciation Right.    Optionee is hereby granted a limited stock appreciation right, exercisable upon the terms and conditions set forth below:

        A.    The stock appreciation right shall under no circumstances become exercisable until the option has been outstanding for a period of at least six (6) months measured from the Grant Date of this option.

        B.    Provided (i) the Optionee is at the time an officer or director of the Company subject to the short-swing profit restrictions of the Federal securities laws and (ii) the Company's outstanding Common Stock is at the time registered under Section 12(g) of the Securities Exchange Act of 1934 ("1934 Act"), then this option shall automatically be cancelled upon the effective date of a Hostile Take-Over, to the extent this option is at such time exercisable for fully-vested shares of Common Stock. The Optionee shall in return be entitled to a cash distribution from the Company in an amount equal to the excess of (i) the Take-Over Price of the vested shares of Common Stock for which the option is exercisable at the time of cancellation over (ii) the aggregate Option Price payable for such shares. The Plan Administrator hereby pre-approves the exercise of this limited stock appreciation right in accordance with the terms of this Paragraph 21. Accordingly, the cash distribution shall be made within five (5) days following the effective date of the Hostile Take-Over, and no further approval of the Plan Administrator or the Company's Board of Directors shall be required at the time this limited stock appreciation right is exercised. The balance of the option (if any) shall continue to be governed by the terms and provisions of this Agreement.

        C.    For purposes of such distribution, the following definitions shall be in effect:

  •
  A Hostile Take-Over shall be deemed to occur in the event (i) any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than twenty-five percent (25%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer which the Board of Directors does not recommend the Company's stockholders to accept.

  •
  The Take-Over Price per share of Common Stock shall be deemed to be equal to the greater of (a) the Fair Market Value per share of Common Stock on the date of the Hostile Take-Over or (b) the highest reported price per share paid by the tender offeror in effecting the Hostile Take-Over. However, to the extent the cancelled option is an incentive stock option under the Federal tax laws, the Take-Over Price of the shares subject to the cancelled option shall not exceed the value per share determined under clause (a) above.

EXHIBIT I

NOTICE OF EXERCISE OF STOCK OPTION

        I hereby notify IDEC Pharmaceuticals Corporation (the "Company") that I elect to purchase                        shares of the Company's Common Stock (the "Purchased Shares") pursuant to that certain option (the "Option") granted to me on                        , 20    to purchase up to                        shares of such Common Stock at an option price of $            per share (the "Option Price").

        Concurrently with the delivery of this Exercise Notice to the Secretary of the Company, I shall pay to the Company the Option Price for the Purchased Shares in accordance with the provisions of my agreement with the Company evidencing the Option and shall deliver whatever additional documents may be required by such agreement as a condition for exercise.

Date	Optionee
Address:

Print name in exact manner it is to appear on the stock certificate:
Address to which certificate is to be sent, if different from address above:

Social Security Number:

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  Exhibit 10.30
EXHIBIT A IDEC PHARMACEUTICALS CORPORATION STOCK OPTION AGREEMENT
EXHIBIT I NOTICE OF EXERCISE OF STOCK OPTION